Exhibit 3.2

EXECUTION VERSION

VOTING AND BOARD OBSERVER AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), is made and entered into as of this 17th day of June, 2015, by and among SLIDEBELTS, INC., a California corporation (the “Company”), Brig Taylor, Michelle Taylor and Chris Gordon (the “Shareholders”).

RECITALS

A.          The Shareholders and the Company desire to enter into this Agreement to set forth their agreements and understandings with respect to how shares of the Company’s capital stock held by them will be voted on, or tendered in connection with, the election of directors of the Company and to provide certain board observation rights as set forth herein.

NOW, THEREFORE, the parties agree as follows:

1.           Voting Provisions Regarding Board of Directors.

1.1           Size of the Board.   Each Shareholder agrees to vote, or cause to be voted, all Shares (as defined below) owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Company’s Board of Directors (the “Board”) shall be set and remain at the number of directors recommended by a majority of the then-current Board, but in any event no less than three (3) directors. For purposes of this Agreement, the term “Shares” shall mean and include any securities of the Company the holders of which are entitled to vote for members of the Board, by whatever name called, now owned or subsequently acquired by a Shareholder, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.

1.2          Election of Directors.   At all shareholder meetings or in any written consent to elect the members of the Board, each Shareholder shall vote all Shares held by such Shareholder in favor of the two persons (each a “Taylor Nominee”) nominated by Brig Taylor and Michelle Taylor (the “Taylors”) and the one person (the “Gordon Nominee”) nominated by Chris Gordon (“Gordon”). The parties shall vote cumulatively or not as appropriate to ensure that the Taylor Nominees and the Gordon Nominee are elected to the Board.

(a)          In connection with any vote or written consent to remove a Taylor Nominee from the Company’s Board, either with or without cause, each Shareholder shall vote all Shares held by it as directed by the Taylors. In connection with any vote or written consent to remove the Gordon Nominee from the Company’s Board, either with or without cause, each Shareholder shall vote all Shares held by it as directed by Gordon.

(b)          In the case of a vacancy in the office of a Taylor Nominee, whether by removal, resignation or otherwise, each Shareholder shall vote all Shares held by it for a successor to hold such office for the unexpired term as directed by the Taylors. In the case of a vacancy in the office of the Gordon Nominee, whether by removal, resignation or otherwise, each Shareholder shall vote all Shares held by it for a successor to hold such office for the unexpired term as directed by Gordon.

1.3           Failure to Designate a Board Member.   In the absence of any designation from the person or groups with the right to designate a director as specified above, the director previously designated by them and then serving shall be reelected if still eligible to serve as provided herein.

1.4           No Liability for Election of Recommended Directors.   No Shareholder, nor any Affiliate of any Shareholder, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Shareholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement. For purposes of this Agreement, an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity (collectively, a “Person”) shall be deemed an “Affiliate” of another Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

1.5           No “Bad Actor” Designees.   Each Person with the right to designate or participate in the designation of a director as specified above hereby represents and warrants to the Company that, to such Person’s knowledge, none of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act of 1933, as amended (the “Securities Act”) (each, a “Disqualification Event”), is applicable to such Person’s initial designee named above except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. Any director designee to whom any Disqualification Event is applicable, except for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable, is hereinafter referred to as a “Disqualified Designee”. Each Person with the right to designate or participate in the designation of a director as specified above hereby covenants and agrees (A) not to designate or participate in the designation of any director designee who, to such Person’s knowledge, is a Disqualified Designee and (B) that in the event such Person becomes aware that any individual previously designated by any such Person is or has become a Disqualified Designee, such Person shall as promptly as practicable take such actions as are necessary to remove such Disqualified Designee from the Board and designate a replacement designee who is not a Disqualified Designee.

2.           Board Observation Rights.

2.1           Appointment.   In addition to the Gordon Director, Gordon shall have the right to designate one observer (the “Observer”). The Company agrees that it will invite Observer to attend, in a nonvoting observer capacity, meetings of the Board. Observer shall have the right to be heard at any such meeting, but in no event shall the Observer be deemed to be a member of the Board or have the right to vote on any matter under consideration by the Board or otherwise have any power to cause the Company to take, or not to take, any action. As a nonvoting observer, Observer will also be provided copies of all notices, minutes, consents, and all other materials or information that is provided to the directors with respect to a meeting or any written consent in lieu of meeting (except to the extent Observer has been excluded therefrom pursuant to clause (c) below).

2

(b)    If a meeting of the Board is conducted via telephone or other electronic medium, Observer may attend such meeting via the same medium; provided, however, that it shall be a material breach of this Agreement and grounds for termination thereof for anyone other than Observer to attend or participate in any way in such meeting, directly or indirectly, without the Company’s express prior written consent.

(c)    Notwithstanding the foregoing, the Company may exclude Observer from access to any material or meeting or portion thereof if (i) the Company believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege between the Company and its counsel, (ii) to protect highly-sensitive confidential information of the Company; or (iii) such portion of a meeting is an executive session limited solely to independent director members of the Board, independent auditors and/or legal counsel, as the Board may designate and the Observer would not meet the then-applicable standards for independence of an independent director member of the Board.

3.           Remedies.

3.1           Covenants of the Company.   The Company agrees to use its best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement. Such actions include, without limitation, the use of the Company’s best efforts to cause the nomination and election of the directors as provided in this Agreement.

3.2           Specific Enforcement.   Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and the Shareholders shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

3.3           Remedies Cumulative.   All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

4.           Term.   This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate upon the occurrence of both (a) the earliest to occur of (i) the consummation of the Company’s first underwritten public offering of its Common Stock with gross proceeds to the Company of not less than $25 million (before deduction of underwriters commissions and expenses) (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or an SEC Rule 145 transaction) and (ii) the consummation of a sale of all or substantially all the assets of the Company; any merger, consolidation or acquisition of the Company with, by or into another corporation, entity or person; or any change in the ownership of more than fifty percent (50%) of the voting capital stock of the Company in one or more related transactions, (iii) a financing transaction with gross proceeds to the Company of at least $2,000,000, or (iv) Gordon holds less than 10,000 shares of the Company’s common stock (as adjusted for stock splits, combinations, dividends and the like), and (b) the removal of the 2nd deed of trust on the residential property located a 605 Ladero Way, El Dorado Hills, CA 95762 as collateral for the Company’s SBA loan through First US Community Credit Union.

3

5.           Miscellaneous.

5.1           Additional Documentation.   Notwithstanding anything herein to the contrary (a) it shall be a condition to Gordon’s right to appoint the Gordon Director that the Gordon Director enter into a Board Member Agreement in form and substance reasonably acceptable to the Company (b) and it shall be a condition to Gordon’s right to designate the Observer that the Observer enter into a Board Observer Agreement in form and substance reasonably acceptable to the Company.

5.2           Transfers.   Each transferee or assignee of any Shares subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition precedent to the Company’s recognizing such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an agreement in form and substance reasonably acceptable to the Company. The Company shall not permit the transfer of the Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of this Section 4. Each certificate instrument, or book entry representing the Shares subject to this Agreement if issued on or after the date of this Agreement shall be notated by the Company with the legend set forth in Section 5.12.

5.3           Successors and Assigns.   The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

5.4           Governing Law.   This Agreement shall be governed by the internal law of the State of California.

5.5           Counterparts.   This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5.6           Titles and Subtitles.   The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.7           Notices.   All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to a party at the address as set forth on such party’s signature page hereto, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 5.7.

4

5.8           Termination, Amendment, Waiver.   Other than termination pursuant to Section 4 or Section 2.1(b), this Agreement may be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by all parties hereto.

5.9           Delays or Omissions.   No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

5.10         Severability.   The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

5.11         Entire Agreement.   This Agreement constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

5.12         Share Certificate Legend.   Each certificate, instrument, or book entry representing any Shares issued after the date hereof shall be notated by the Company with a legend reading substantially as follows:

“The Shares REPRESENTED hereby are subject to a Voting Agreement, AS MAY BE AMENDED FROM TIME TO TIME (a copy of which may be obtained upon written request from the Company), and by accepting any interest in such Shares the person accepting such interest shall be deemed to agree to and shall become bound by all the provisions of that Voting Agreement, including certain restrictions on transfer and ownership set forth therein.”

5

The Company, by its execution of this Agreement, agrees that it will cause the certificates instruments, or book entry evidencing the Shares issued after the date hereof to be notated with the legend required by this Section 5.12 of this Agreement, and it shall supply, free of charge, a copy of this Agreement to any holder of such Shares upon written request from such holder to the Company at its principal office. The parties to this Agreement do hereby agree that the failure to cause the certificates, instruments, or book entry evidencing the Shares to be notated with the legend required by this Section 5.12 herein and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

5.13         Stock Splits, Stock Dividends, Etc.   In the event of any issuance of Shares of the Company’s voting securities hereafter to any of the Shareholders (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Shares shall become subject to this Agreement and shall be notated with the legend set forth in Section 5.12.

5.14         Manner of Voting.   The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law. For the avoidance of doubt, voting of the Shares pursuant to the Agreement need not make explicit reference to the terms of this Agreement.

5.15         Further Assurances.   At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

5.16         Dispute Resolution.   The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of California and to the jurisdiction of the Federal and State courts in Sacramento, California for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in such state and such courts, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

Waiver of Jury Trial: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

6

5.17         Costs of Enforcement.   If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.

5.18         Spousal Consent.   If any individual Shareholder is married on the date of this Agreement, such Shareholder’s spouse shall execute and deliver to the Company a consent of spouse in the form of Exhibit A hereto (“Consent of Spouse”), effective on the date hereof. Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Shareholder’s Shares that do not otherwise exist by operation of law or the agreement of the parties. If any individual Shareholder should marry or remarry subsequent to the date of this Agreement, such Shareholder shall within thirty (30) days thereafter obtain his/her new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a Consent of Spouse acknowledging the restrictions and obligations contained in this Agreement and agreeing and consenting to the same.

[remainder of this page intentionally blank – signature pages follow]

7

EXECUTION VERSION

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

COMPANY:		Address for Notices:

SLIDEBELTS, INC.		Slidebelts, Inc.
4818 Golden Foothill Parkway Ste 9
By	/s/ Michelle Taylor	El Dorado Hills, CA 95762
	Michelle Taylor, CEO	Attention: CEO
e-mail: brig@slidebelts.com

With a copy to:

Bosley Business Law, P.C.
555 Capitol Mall, Suite 410
Sacramento, CA 05814
Attention: Douglas C. Bosley
e-mail: douglas@bosleybusinesslaw.com

	/s/ Brig Taylor	Address for Notices:
Brig Taylor
2330 Valley View Parkway, Apt 427
	/s/ Michelle Taylor	El Dorado Hills, CA 95762
	Michelle Taylor	e-mail: brig@slidebelts.com

	/s/ Chris Gordon	2330 Valley View Parkway, Apt 427
	Chris Gordon	El Dorado Hills, CA 95762
e-mail: michelle@slidebelts.com

605 Ladero Way
El Dorado Hills, CA 95762
e-mail: chris@gordonlaw.com

EXHIBIT A

CONSENT OF SPOUSE

I, Brig Taylor, spouse of Michelle Taylor, acknowledge that I have read the Voting and Board Observer Agreement, dated as of June 17, 2015, to which this Consent is attached as Exhibit A (the “Agreement”), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding the voting and transfer of shares of capital stock of the Company that my spouse may own, including any interest I might have therein.

I hereby agree that my interest, if any, in any shares of capital stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of capital stock of the Company shall be similarly bound by the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated as of June 17, 2015.

/s/ Brig Taylor
Brig Taylor

EXHIBIT A

CONSENT OF SPOUSE

I, Michelle Taylor, spouse of Brig Taylor, acknowledge that I have read the Voting and Board Observer Agreement, dated as of June 17, 2015, to which this Consent is attached as Exhibit A (the “Agreement”), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding the voting and transfer of shares of capital stock of the Company that my spouse may own, including any interest I might have therein.

I hereby agree that my interest, if any, in any shares of capital stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of capital stock of the Company shall be similarly bound by the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated as of June 17, 2015.

/s/ Michelle Taylor
Michelle Taylor

EXHIBIT A

CONSENT OF SPOUSE

I, Carrie Gordon, spouse of Chris Gordon, acknowledge that I have read the Voting and Board Observer Agreement, dated as of June 17, 2015, to which this Consent is attached as Exhibit A (the “Agreement”), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding the voting and transfer of shares of capital stock of the Company that my spouse may own, including any interest I might have therein.

I hereby agree that my interest, if any, in any shares of capital stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of capital stock of the Company shall be similarly bound by the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated as of June 17, 2015.

/s/ Carrie Gordon
Carrie Gordon